FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan
Doorley Sard Verbinnen& Co
212-687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

     MIAMI, FL, February 24, 2011 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2010.
     For the full year ended December 31, 2010, revenues were $1.063 billion, compared to $801.5 million for 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 24.9% in 2010 compared to 2009 and the increase in federal excise taxes on cigarettes, which became effective on April 1, 2009.The Company recorded operating income of $111.3 million for 2010, compared to operating income of $143.2 million for 2009. Net income for 2010 was $54.1 million, or $0.71 per diluted common share, compared to net income of $24.8 million, or $0.33 per diluted common share, for 2009.The results for 2010 includedpre-tax chargesof $16.2 million related to litigation judgmentexpense and another $3.0 million settlement charge and $11.5 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt.Adjusting for these items, the Company’s operating income for 2010 would have been $130.5 million and the Company’s net income for 2010 would have been $58.7 million, or $0.77 per diluted common share. The results for 2009 included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, a one-time income tax benefit of $6.2 million associated with the recognition of a deferred tax asset, a pre-tax charge of $18.6 million on extinguishment of debt and $35.9 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments, $2.1 million in pre-tax income from the Company’s investment in the St. Regis Hotel, which was sold in March 2008,and $0.9 million of restructuring charges. Adjusting for these items, the Company’s net income for 2009 would have been $52.4 million, or $0.69 per diluted common share.

     Fourth quarter 2010 revenues were $277.6 million, compared to revenues of $236.7 million in the fourth quarter 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 17.0% in the 2010 period compared to the 2009 period.The Company recorded operating income of $29.3 million in the 2010 fourth quarter, compared to operating income of $36.2 million in the fourth quarter of 2009. Net income for the 2010 fourth quarter was $12.0 million, or $0.16 per diluted common share, compared to net income of $13.4 million, or $0.18 per diluted common share, in the 2009 fourth quarter. The results for the three months ended December 31, 2010 included a $1.8 million pre-tax settlement chargeand $1.2 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, the Company’s operating income for the 2010 fourth quarter would have been $31.1 million and the Company’s net income for the 2010 fourth quarter would have been $13.9 million, or $0.18 per diluted common share. The results for the three months ended December 31, 2009 included $10.1 million of pre-tax charges from changes in the fair value of derivatives embedded within convertible debt which was offset by $2.1 million of pre-tax income from the Company’s investment in the St. Regis Hotel. Adjusting for these items, the Company’s net income for the fourth quarter of 2009 would have been $18.2 million, or $0.24 per diluted common share.
     For the three months and year ended December 31, 2010, the Company’s tobacco segment had revenues of $277.6 million and $1.063 billion, respectively, compared to $236.7 million and $801.5 million for the three months and full year ended December 31, 2009, respectively. Operating income was $33.7 million and $130.2 million for the three and twelve months ended December 31, 2010, compared to $41.7 million and $160.9 million for the three and twelve months ended December 31, 2009, respectively.Adjusting for the litigation judgment and settlement charges, operating income for the three and twelve months ended December 31, 2010 was $35.5 million and $149.3 million, respectively.Adjusting for the one-time gain on the brand transaction and the restructuring expenses, operating income for the three and twelve months ended December 31, 2009 was $41.6 million and $156.8 million.As a result of the suspension of the marketing of low nicotine and nicotine-free cigarette products as well as a significant reduction in Vector Tobacco’s research-related activities, the Liggett and Vector Tobacco businesses have been combined into a single segment and 2009 information has been recast to conform to the 2010 presentation.

     Conference Call to Discuss Fourth Quarter and Full Year 2010 Results
     As previously announced, the Company will host a conference call and webcast on Friday, February 25, 2011 at 11:00 A.M. (ET) to discuss fourth quarter and full year 2010 results. Investors can access the call by dialing 800-859-8150and entering 47999142as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com.
     A replay of the call will be available shortly after the call ends on February 25, 2011 through March 11, 2011. To access the replay, dial 877-656-8905and enter 47999142as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues*	$277,618	$236,748	$1,063,289	$801,494

Expenses:
Cost of goods sold*	225,041	179,298	845,106	577,386
Operating, selling, administrative and general expenses	21,435	21,362	90,709	85,041
Litigation judgment expense	1,800		16,161
Gain on brand transaction	—	—	—	(5,000)
Restructuring and impairment charges	—	(100)	—	900

Operating income	29,342	36,188	111,313	143,167

Other income (expenses):
Interest expense	(23,010)	(18,522)	(84,096)	(68,490)
Changes in fair value of derivatives embedded within convertible debt	(1,211)	(10,080)	11,524	(35,925)
Provision for loss on investments	—	—	—	(8,500)
Loss on extinguishment of debt	—	(129)	—	(18,573)
Gain on sales of investment securities available for sale	8,050	—	19,869	—
Equity income from non-consolidated real estate businesses	5,125	9,685	23,963	15,213
Other, net	276	1,368	2,997	1,645

Income before provision for income taxes	18,572	18,510	85,570	28,537
Income tax expense	(6,556)	(5,077)	(31,486)	(3,731)

Net income	$12,016	$13,433	$54,084	$24,806

Per basic common share:
Net income applicable to common shares	$0.16	$0.18	$0.71	$0.33

Per diluted common share:
Net income applicable to common shares	$0.16	$0.18	$0.71	$0.33

Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and cost of goods sold include federal excise taxes of $141,505, $120,958, $538,328 and $377,771, respectively.